EXHIBIT E

Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 4th day of December 2009 (the “Execution Date”), by and between PRICE CHOPPER OPERATING CO., INC. ("Buyer"), a New York corporation or its assignee(s), having its principal place of business at 501 Duanesburg Road, Schenectady, New York 12306, and THE PENN TRAFFIC COMPANY ("Seller"), a Delaware corporation, as successor to P & C Food Markets, Inc., having a place of business at 1200 State Fair Boulevard, P.O. Box 4965, Syracuse, New York 13206. Capitalized terms used in this Agreement are defined or cross-referenced in Exhibit A.

BACKGROUND

A.           On November 18, 2009 (the “Petition Date”), Seller commenced a voluntary case for reorganization (the “Bankruptcy Case”) under Chapter 11 of the Bankruptcy Code, 11 U.S.C. § § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and docketed as Case No. 09-14078 (PJW).

B.           Seller operates, among others, the following supermarkets: (i) Store # 3188  located in Massena, New York (the “Massena Supermarket”); (ii) Store # 3125 located in Potsdam, New York (the “Potsdam Supermarket”); (iii) Store # 3090 located in Canton, New York (the “Canton Supermarket”), which also contains a pharmacy (the “Canton Pharmacy”); and (iv) Store #3060 located in Gouverneur, New York (the “Gouverneur Supermarket”); and (collectively with the Massena Supermarket, the Potsdam Supermarket, the Canton Supermarket, and the Gouverneur Supermarket are referred to herein as the “Supermarkets.”

C.           Buyer desires to purchase certain of the assets used in the operation of the Supermarkets and assume the Assumed Liabilities from Seller, and Seller desires to sell, convey, assign and transfer to Buyer such assets used in the operation of the Supermarkets, together with the Assumed Liabilities on the terms and conditions set forth in this Agreement, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, the Federal Rules of Bankruptcy Procedures and Local Rules of the Bankruptcy Court (the “Bankruptcy Rules”).

D.           The Supermarkets and Assumed Liabilities are assets and liabilities of Seller and are to be purchased and assumed by Buyer pursuant to an order, in a form reasonably acceptable to the parties (the “Bankruptcy Sale Order”), approving such sale pursuant to sections 105, 363 and 365 of the Bankruptcy Code, free and clear of liens, claims, encumbrances and interests, except for the Assumed Liabilities, which order will include the authorization for the assumption by Seller and assignment to Buyer of the Acquired Contracts and liabilities thereunder in accordance with section 365 of the Bankruptcy Code, including cure obligations, all in the manner and subject to the terms and conditions set forth in this Agreement and the Bankruptcy Sale Order, and in accordance with other applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

E. All capitalized terms and phrases not defined above and as used below shall have those meanings or definitions ascribed to each as set forth in Exhibit A appended hereto and made a part hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and  Buyer hereby agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF THE ACQUIRED ASSETS

SECTION 1.1 Transfer of Acquired Assets.  At the Closing, and upon the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens, Claims and interests including pursuant to section 363(f) of the Bankruptcy Code.  “Acquired Assets” shall mean the following assets of Seller used in connection with its business at the Supermarkets, but excluding the Excluded Assets:

(a)          the equipment, machinery, tools, implements, displays, furniture, fixtures and improvements of Seller used by Seller in connection with its business at the Supermarkets and listed on Schedule 1.1(a) (the “Owned Machinery and Equipment”);

(b)          the Canton Supermarket Building;

(c)          the Gouverneur Supermarket Land and Building;

(d)          those Contracts listed on Schedule 1.1(d) as an Acquired Contract (collectively, the “Acquired Contracts”);

(e)          the Pharmacy Records including access to computer files in respect thereto; and

(f)           the unexpired Pharmacy Inventory, all supplies and other inventories not held for resale and all other items of personal property not specifically excluded below.

(g)          phone numbers for the Supermarkets, including the Pharmacy.

SECTION 1.2 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, no other assets owned or used by Seller shall be included in the Acquired Assets (all such properties and assets not being acquired by Buyer being referred to as the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded  Assets shall include the following assets:

(a)          all Cash;

(b)          all Accounts Receivable;

(c)          all Inventory held for resale to the public, other than the unexpired Pharmacy Inventory;

(d)          all Intellectual Property, excluding phone numbers for the Supermarkets; and

(e)          the equipment listed on Schedule 1.2(e).

SECTION 1.3 Assumption of Liabilities. At the Closing consistent with the Debtors’ Cure Notice and the Bankruptcy Sale Order, Buyer shall assume, and thereafter pay, perform and discharge, when due, all liabilities and obligations of Seller with respect to Acquired Contracts first arising after the Closing Date, which liabilities and obligations are required to be paid by Buyer in accordance with section 365(k) of the Bankruptcy Code (the “Assumed Liabilities”).   provided however, that additional rent items, such as percentage rents, common area maintenance charges, prorated taxes or other charges for which the Seller may be liable to any landlord are the responsibility of the Seller up to the Closing Date.

SECTION 1.4  Retention of Liabilities.  Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature, whether presently in existence or arising hereafter, including without limitation any Claims asserted or unasserted, known or unknown for injuries to persons or property which are related to circumstances or events that predate the Closing of the transaction contemplated hereunder.  All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller (all such liabilities are, collectively, the “Excluded Liabilities”). Without limiting the foregoing, except as expressly provided by Section 1.3 above, neither the Buyer or its Affiliates will be deemed to have assumed or be liable for; (i) any capitalized leases not included in the Acquired Contracts, long-term debt, current liabilities, or any other liabilities of the Seller whether or not reflected on the balance sheets of the Seller or its bankruptcy schedules; (ii) any intercompany liabilities or amounts due to Seller’s Affiliates; (iii) any liabilities of the Seller or any of its Affiliates or any employee retirement, deferred compensation, health, welfare or other benefit plan or program to or with respect to any former or current employees; (iv) any liabilities of Seller or its Affiliates accruing or arising on or before the Closing Date, unless expressly set forth in Section 1.3 above; (v) any  liability or obligation of the Seller to any broker, finder or similar party; and (vi) all cure amounts including all additional items of rents as described in Section 1.3 above owed by Seller, whether accrued or invoiced, up to the Closing Date.

ARTICLE 2.  CONSIDERATION

SECTION 2.1 Purchase Price.  The aggregate consideration for the sale, transfer, assignment and conveyance of the Acquired Assets will be (a) $12,300,000 in cash (the “Purchase Price”), and (b) the assumption by Buyer of the Assumed Liabilities (such assumption, together with the Purchase Price, the “Total Consideration”). The Purchase Price shall be payable in accordance with Section 3.3(a).

SECTION 2.2  Buyer’s Deposit.   Buyer shall deliver an earnest money deposit of $250,000 (the “Buyer’s Deposit”), unless a different sum is required by order of the Bankruptcy Court, to counsel for Seller within three Business Days of the entry of the Bidding Procedures Order. Such deposit shall be held in escrow in an interest bearing account, with accrued interest added to the Buyer’s Deposit, in accordance with the terms of the Bidding Procedures Order.

ARTICLE 3. CLOSING AND DELIVERIES

SECTION 3.1 Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 7 or on such other date or at such other place and time as may be mutually agreed to by the parties (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

SECTION 3.2 Seller’s Deliveries. At the Closing, Seller shall deliver the following to Buyer:

(a)          The sale, transfer, assignment, conveyance and delivery of the Acquired Assets, including but not limited to the Acquired Contracts, by bills of sale, deeds, endorsements, assignments and other instruments of transfer and conveyance in form and substance reasonably acceptable to Buyer;

(b)          A certified copy of the Bankruptcy Sale Order. For purposes of clarity, the Bankruptcy Sale Order shall contain the provisions, findings and orders reasonably acceptable to the parties, including, but not limited to, the following:

(i)           that the terms and conditions of the sale of the Acquired Assets to Buyer as set forth herein are approved;

(ii)          that Seller holds good and marketable title to the Acquired Assets;

(iii)         that the sale of the Acquired Assets to Buyer is free and clear, other than for Assumed Liabilities, of any and all Liens, Claims, interests, and encumbrances of any type or nature whatsoever pursuant to section 363 of the Bankruptcy Code and to the extent applicable that any such Liens attach to the proceeds of the sale;

(iv)         that the Total Consideration constitutes fair value for the Acquired Assets;

(v)          that Buyer is acquiring none of the Excluded Assets;

(vi)         that the transactions contemplated by this Agreement were negotiated at arm’s length, that the Buyer acted in good faith in all respects and that Buyer and its assignees and designees are entitled to the protections of Section 363(m) of the Bankruptcy Code;

(vii)        that notice of the transactions contemplated hereby was adequate and proper under the circumstances and was provided to all creditors and parties in interest required to receive such notice pursuant to the Bankruptcy Rules or order of the Bankruptcy Court, including any and all creditors holding Liens or encumbrances on the Acquired Assets or any of them;

(viii)       that the Seller is authorized to assume and assign to Buyer each of the Acquired Contracts set forth on Schedule 1.1(d); provided, that Seller shall have sole responsibility of paying the cure costs required to be paid in accordance with section 365(b)(1)(A) of the Bankruptcy Code and Section 7.2(i) of this Agreement;

(ix)          that the Seller is authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

(x)           that the sale process conducted by Seller and/or its agents (including any auction or bid solicitation process) was non-collusive, fair and reasonable and was conducted in good faith;

(xi)          that Buyer and Seller did not engage in any conduct which would allow the transactions contemplated by this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(xii)          that Buyer is not a successor to, or otherwise liable for, the debts or obligations of the Seller, including without limitation, any Claims for injuries or losses suffered to any persons or property for incidences or circumstances that occurred before the Closing, other than as specifically set forth in this Agreement with respect to the Assumed Liabilities;

(xiii)          that Buyer shall not be deemed a successor employer to the Seller for purposes of any liability arising under the Warn Act or NY Warn Act,  or any collective bargaining agreement or other labor or employment agreement; and

(xiv)          that the Order is binding upon any successors to the Seller, including any Chapter 7 Trustees;

(c)          A certificate, dated as of the Closing Date, duly executed by the Seller’s President, certifying the accuracy of the matters set forth in Section 7.2(a) and 7.2(b), in form and substance reasonably satisfactory to Buyer;

(d)          Good standing certificates of Seller issued by the Secretary of State of Delaware and the Secretary of State of New York issued within ten (10) days of the Closing Date;

(e)          A settlement statement in form and substance satisfactory to the parties hereto, regarding certain Closing matters;

(f)           with respect to any recorded UCC financing statement or mortgage, a UCC-3 termination statement or mortgage release (in form and substance reasonably satisfactory to Seller, Buyer and their counsel) releasing the Acquired Assets from such security interest or mortgage; and

(g)          Such other bills of sale, certificates of title, documents and other instruments of transfer and such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets and such other documents as Seller may reasonably be requested by Buyer, which shall include certain powers of attorney for temporary use of Seller’s licenses with respect to the Pharmacy, each in form and substance reasonably satisfactory to Buyer.

 SECTION 3.3 Buyer’s Deliveries.

At the Closing, Buyer shall deliver the following to Seller:

(a)          Payment of the Purchase Price, less the Buyer’s Deposit, by federal funds wire transfer;

(b)          An instrument of assignment and assumption of liabilities with respect to the Assumed Liabilities, reasonably satisfactory in form and substance to counsel for Seller and Buyer and power of attorney form with respect to Seller’s licenses and/or permits enabling the Buyer to temporarily operate the Pharmacy after the Closing until Buyer has obtained its own licenses and permits;

(c)          A certificate, dated the Closing Date, duly executed by its President, certifying the accuracy of the matters set forth in Section 7.1(a) and Section 7.1(b); and

(d)          A settlement statement in form and substance satisfactory to the parties hereto, regarding certain Closing matters, including any adjustments to the Purchase Price. Executed by Buyer.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a)           Corporate Organization.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

(b)          Authorization and Validity.  Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the (i) Bankruptcy Court’s  entry of the Orders, and (ii) receipt of all Consents, to perform its obligations hereunder, the execution and delivery of this Agreement and the performance of  Seller’s obligations hereunder, has been, or on the Closing Date will be, duly authorized by all necessary corporate action of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller, and, subject to the Bankruptcy Court’s entry of the Orders, constitutes valid and binding obligations, enforceable against Seller in accordance with its terms. The Board of Directors of Seller has resolved to request that the Bankruptcy Court approve this Agreement and the transactions contemplated hereby. Subject to the entry of the Bidding Procedures Order, Seller has full power and authority to agree to pay the Break-Up Fee.

(c)          No Conflict or Violation.  Subject to the (i) receipt of all Consents and (ii) the Bankruptcy Court’s entry of the Orders, the execution, delivery and performance by Seller of this Agreement does not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller, (b) violate any provision of law, or any order, judgment or decree of any Government applicable to Seller, (c) result in or require the creation or imposition of any Liens on any of the Acquired Assets; or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract entered into by Seller after the Petition Date, by which Seller is bound or to which the assets of Seller are subject.

(d)          Consents and Approvals.  Schedule 4.1(d) sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each material declaration to or filing or registration with any Government that is required to be obtained by any Seller in connection with the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder or thereunder, including, without limitation, any and all material consents and approvals that are required to be obtained, or rights of first refusal, first offer or other similar preferential rights to purchase that are required to be complied with, in connection with the assignment or transfer of any Acquired Assets to Buyer in accordance with the terms of this Agreement (collectively, the “Consents”).

(e)          Compliance with Laws.  With respect to the Supermarkets, Seller is in compliance with all applicable laws, regulations, orders or other legal requirements to which Seller is subject.  Seller has not received written notice of any violation of any law, regulation, order or other legal requirement and Seller is in default with respect to any order, writ, judgment, award, injunction or decree of any Government. Seller has complied with the requirements of the WARN Act and the NYS Warn Act and specifically provided the mandated notifications to the appropriate governmental agencies or departments on November_18, 2009.

(f)           Title to Acquired Assets.  Subject to the entry of the Bankruptcy Sale Order, at the Closing, Seller has or will obtain good and marketable title to (or has procured one or more title insurance policies, at Seller’s expense, acceptable to Buyer providing coverage for any defects in the marketability of the Seller’s title to any real estate or leasehold interests therein) or a valid and enforceable right by Contract to use the Acquired Assets which shall be transferred to Buyer free and clear of all Liens. Except for the Excluded Assets, the Acquired Assets constitute all of the fixed assets presently used in, and necessary for the conduct of, the operations of the Supermarkets as currently conducted.

(g)          Legal Proceedings. Other than the Bankruptcy Case, there is no action, litigation, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, pending or, to the best of Seller's knowledge, threatened against or affecting Seller or the Acquired Assets, nor is there any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(h)          Supermarkets. Relating solely to the operation of the Supermarkets, Seller is not a party to any written or oral:

(i)           contract for the future purchase of fixed assets (other than this Agreement);

(ii)          contracts for the future purchase of materials, supplies or equipment other than in the ordinary course of business;

(iii)         agreement or other commitment for capital expenditures in excess of normal operating requirements;

(iv)         contract, agreement, or commitment under which Seller is required to supply goods or products to any customer or other person other than in the ordinary course of business; or

(v)          any other contract, agreement, arrangement or understanding which is material to the business and operation of the Supermarkets.

(i)           Environmental. To the Knowledge of Seller, no action, hearing, investigation, complaint, or notice has been filed against Seller with respect to the Supermarkets alleging any failure to comply with any applicable United States environmental, health, and safety law, including but not limited to any applicable regulation promulgated by the Environmental Protection Agency of the United States of America and any applicable comparable New York statute or regulation. In addition, none of the Acquired Assets includes any underground or above ground storage tanks or if any such storage tanks exist that they are in compliance with applicable environmental statutes, rules and regulations.

SECTION 4.2  Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)           Corporate Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

(b)          Authorization and Validity.  Buyer has all requisite corporate power and authority to enter into this Agreement and has or will have all requisite corporate power and authority to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been, or on the Closing Date will be, duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and constitutes valid and binding obligations, enforceable against Buyer in accordance with its terms.

(c)          No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement to which Buyer is or will become a party do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate any provision of law, or any order, judgment or decree of any court or Government applicable to Buyer; or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buyer is party or by which Buyer is bound or to which any of Buyer’s properties or assets is subject.

(d)           Adequate Assurances Regarding Acquired Contracts. Buyer is capable of satisfying the conditions and obligations contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Acquired Contracts as may be required pursuant to the Bankruptcy Code.

(e)           Litigation.  There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, before any federal or state court, Government or Person brought by or against Buyer, or any Related Person of Buyer that could reasonably be expected to affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

(f)           Adequacy of Funds.  Buyer has and on the Closing Date will have access to sufficient resources to fund the Total Consideration and has provided Seller proof thereof prior to the date of this Agreement.

(g)           HIPPA. Buyer is a “hybrid covered entity” as such term is defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and is in full compliance with all of its obligations under HIPAA and the regulations issued thereunder (the “HIPAA Regulations”).

SECTION 4.3 Warranties Are Exclusive. The parties acknowledge that the representations and warranties contained in this Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that the Acquired Assets are conveyed “AS IS”, “WHERE IS” and ‘”WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed.  WITHOUT LIMITING THE FOREGOING, AND AS EXPRESSLY SET FORTH IN ARTICLE 4, BUYER ACKNOWLEDGES THAT SELLER AND THEIR RELATED PERSONS AND AFFILIATES HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING ANY (A) USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT; (B) FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES; OR (C) OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS.

ARTICLE 5.  COVENANTS AND OTHER AGREEMENTS

SECTION 5.1 Pre-Closing Covenants of Seller.  Seller covenants to Buyer that during the period from the Execution Date through and including the Closing Date:

(a)           Conduct of Business Before the Closing Date.  Unless otherwise agreed in writing by Seller and Buyer, Seller shall operate the Supermarkets in all material respects in the Ordinary Course of Business. Without limiting the foregoing and without obtaining the prior consent of Buyer to take any actions not permitted or required by the following clauses, Seller:

(i)           shall not take or agree to commit to take any action that would make any representation or warranty of Seller inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(ii)          shall keep in full force and effect and pay all premiums and other amounts due under the insurance policies;

(iii)         shall not sell or dispose of any Acquired Assets other than sales of Pharmacy Inventory in the Ordinary Course of Business;

(iv)         shall not make any material modification to any Acquired Contract; and

(v)          shall provide notification to the New York State Department of Taxation and Finance, the United States Department of Drug Enforcement Administration and any other regulatory agencies or departments that may be required to have notification of the transaction contemplated in this Agreement.

(b)          Cooperation.  Seller shall use commercially reasonable efforts to (i) obtain the Consents and (ii) take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(c)           Access to Records and Properties.  Buyer shall be entitled to, at its expense, conduct such investigation of the condition of the Acquired Assets as Buyer shall reasonably deem appropriate.

 (d)         Notice of Certain Events.  Seller shall promptly notify Buyer of, and furnish to Buyer, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

SECTION 5.2  Pre-Closing Covenants of Buyer.  Buyer covenants to Seller that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

(a)           Cooperation.  Buyer shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(b)          Adequate Assurances Regarding Acquired Contracts and Required Orders.  With respect to each Acquired Contract, Buyer shall provide adequate assurance of the future performance of such Acquired Contract by Buyer within the meaning of the Bankruptcy Code. Buyer shall promptly take such actions as may be reasonably requested by Seller to assist Seller in obtaining the Bankruptcy Court’s entry of the Orders and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)          Notice of Certain Events.  Buyer shall promptly notify Seller of, and furnish to Seller, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Seller’ obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

SECTION 5.3  Employment Matters. Buyer shall have the right, but shall have no obligation, to offer employment post-Closing to employees of Seller. Any meeting between any  such Person and Buyer pursuant to this subsection shall occur at a time and place that does not conflict with such Person’s employment obligations to Seller. Any employment offered by Buyer to such Person shall be on such terms and conditions as Buyer, in its sole discretion, may determine.

SECTION 5.4  Post-Closing Covenants of Buyer.

(a)          Buyer shall comply in all respects with HIPAA and the HIPAA Regulations, including without limitation the privacy and security obligations thereunder, with respect to the Pharmacy Records.

(b)          For a period of thirty (30) days after the Closing Date, upon reasonable advance notice and during reasonable hours, Buyer will permit Seller’s employees, agents and Person’s otherwise acting within the scope of Seller’s authority to have reasonable access to the Supermarkets for the purpose of removing or selling Excluded Assets that have not been removed prior to the Closing.

ARTICLE 6. TAXES

SECTION 6.1 Taxes Related to Purchase of Acquired Assets.  All Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  Buyer and Seller shall cooperate to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, (b) provide all requisite exemption certificates and (c) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate Government taxing authorities.

SECTION 6.2  Cooperation on Tax Matters.

(a)           After the Closing, Buyer shall retain possession of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer hereunder; and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for the minimal period from the Closing Date as required by the Code. Buyer shall give Seller notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer shall provide access to Seller and its Related Persons (after reasonable notice and during normal business hours and without charge), to the books, records, documents and other information relating to the Acquired Assets or the Assumed Liabilities as Seller may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer; or (ii) administer or complete any case of Seller under chapter 11 of the Bankruptcy Code. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets or the Assumed Liabilities.

(b)          Buyer and Seller will allocate the Total Consideration among the Acquired Assets in accordance with a schedule to be reasonably agreed by them (the “Allocation”). The Allocation will be binding upon Buyer and Seller and their respective successors and assigns, and the parties to this Agreement shall not take any position (whether in returns, audits or otherwise) that is inconsistent with the Allocation.

ARTICLE 7.  CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

SECTION 7.1  Conditions Precedent to Performance by Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)          Representations and Warranties of Buyer.  The representations and warranties of Buyer made in Section 4.2 of this Agreement, in each case, shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Buyer again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b)          Performance of the Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required under this Agreement which are to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Total Consideration in accordance with the terms of this Agreement and any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c)          Governmental Consents and Approvals.  The Orders shall have been entered and shall not be subject to a stay, injunction or any governmental investigation or proceedings which may contest the transaction contemplated by this Agreement.

(d)          No Violation of Orders.  No preliminary or permanent injunction or other order of any court or Government that declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

(e)          No Litigation.  There shall not be pending or threatened in writing by any Government any suit, action or proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) seeking to obtain from any Seller any damages in connection with the transactions contemplated hereby.

(f)           Closing Deliveries.  Buyer shall have made the deliveries contemplated under Section 3.3.

SECTION 7.2  Conditions Precedent to the Performance by Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Buyer, in its sole discretion:

(a)          Representations and Warranties of Seller.  The representations and warranties of Seller made in Section 4.1 of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Seller again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b)          Performance of the Obligations of Seller.  Seller shall have performed in all material respects all obligations required under this Agreement to which Seller is party to be performed by Seller on or before the Closing Date (except with respect to any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c)          Governmental Consents and Approvals.  The Orders shall have been entered and shall not be subject to a stay or injunction or other governmental investigation or proceeding that may contest the transaction contemplated by this Agreement.

(d)          No Violation of Orders.  No preliminary or permanent injunction or other order of any court or Government that declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

(e)          No Litigation.  There shall not be pending or threatened in writing by any Government any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement, (ii) seeking to obtain from Buyer or any of its Affiliates any damages in connection with the transactions contemplated hereby or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling or operating any portion of the Acquired Assets.

(f)           Closing Deliveries.  Seller shall have made the deliveries contemplated under Section 3.2.

(g)          Condition of Acquired Assets.   Other than reasonable wear and tear with respect to Owned Machinery and Equipment, the Acquired Assets have not become subject to damage or other casualty causing a damage to Acquired Assets of a value exceeding $100,000.

(h)          Store Identification.   Each lessor in respect to the Acquired Contracts (i) consents to the Buyer’s re-branding and identification of the respective Supermarkets, including the installation and construction of signage or other alterations to the premises as required by the Buyer (ii) and waives any restrictions or events of default that may arise under the terms of any of the real estate leases which arise by reason of the Buyer temporarily closing the respective Supermarkets for the purposes of remodeling, altering or renovating the subject premises.

(i)           Acquired Contract Cure.   Seller shall, consistent with section 365(b)(1)(A) of the Bankruptcy Code, either pay undisputed cure claims relating to Acquired Contracts on the Closing Date or provide for a reservation of funds sufficient to pay the alleged amount of any disputed cure claim relating to an Acquired Contract on the Closing Date.

(j)           Environmental Investigation.  Buyer may perform an investigation of environmental matters at the Supermarkets, including but not limited to any Phase I studies, which investigation must be concluded by noon (Eastern) December 21, 2009,  and Buyer being satisfied in its sole and absolute discretion of the condition of the subject leased premises in respect thereof.

(k)          Material Adverse Changes.   That no material event or threatened event shall have occurred prior to the Closing Date which was not contemplated by either the Buyer or Seller which would adversely impair or affect the normal business operations of the Debtor at the Supermarkets, including without limitation; the condition of the Acquired Assets, the anticipated financial results of the Supermarkets or title to the Acquired Assets.

ARTICLE 8. TERMINATION

SECTION 8.1 Conditions of Termination.  This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time before the Closing as follows:

(a)          By mutual written consent of Seller and Buyer;

(b)          By Seller, by written notice to Buyer, or by Buyer, by written notice to Seller, on or after the date that is thirty (30) days after the entry of the Bankruptcy Sale Order and (i) from which no appeal has been filed, or (ii) if appealed, no stay has been issued and the Buyer is decreed to be a good faith purchaser pursuant to Bankruptcy Code section 365(m) (the “Termination Date”), subject, however, to extension by the mutual written consent of Seller and Buyer, if the Closing shall not have occurred on or prior to the Termination Date; provided, however that a party shall not have the right to terminate this Agreement under this Section 8.1(b) if Seller (in case of termination by Seller) or Buyer (in case of termination by Buyer) is then in material breach of this Agreement or has been responsible for materially delaying the Closing;

(c)          By Seller, by written notice to Buyer, or by Buyer, by written notice to Seller, if any injunction (including an injunction issued by the Bankruptcy Court or District Court based upon an appeal from the Bankruptcy Sale Order), other order, or proceedings/investigations instituted by any governmental agencies or departments that would delay, impair or otherwise hinder the Closing of the transactions contemplated by this agreement, restricting the transactions contemplated by this Agreement shall have become effective; provided, however that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has used its commercially reasonable efforts to remove such injunction or other order;

(d)          By Seller, by written notice to Buyer, if Seller has previously provided Buyer with written notice of any inaccuracy of any representation or warranty contained in Section 4.2 which inaccuracy could reasonably be expected to result in a material failure to perform any covenant of Buyer contained in this Agreement, and Buyer has failed, within five Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Seller of Buyer’s ability to remedy such inaccuracy or perform such covenant; provided, that Seller shall not have the right to terminate this Agreement under this Section 8.1(d) if Seller is in material breach of this Agreement at the time Seller gives such notice;

(e)           By Buyer, by written notice to Seller, if Buyer has previously provided Seller with written notice of any inaccuracy of any representation or warranty of Seller contained in Section 4.1 which inaccuracy could reasonably be expected to result in, individually or in the aggregate with the results of other inaccuracies, a material failure to perform any covenant of Seller contained in this Agreement, and Seller has failed, within five Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Buyer of Seller’s ability to remedy such inaccuracy or perform such covenant; provided, that Buyer shall not have the right to terminate this Agreement under this Section 8.1(e) if Buyer is in material breach of this Agreement at the time it gives such notice;

(f)           By Buyer, by written notice to Seller, if (i) the Bidding Procedures and Sale Motion is not filed with the Bankruptcy Court within five Business Days after the Execution Date, (ii) the Bidding Procedures Order in form and substance acceptable to Buyer is not entered by the Bankruptcy Court within 15 days of the Execution Date or (iii) the Bankruptcy Sale Order in form and substance acceptable to Buyer is not entered by the Bankruptcy Court within 65 days of the Execution Date;

(g)          Automatically, if Seller enters into a definitive written agreement providing for an Alternative Transaction (including an Alternative Transaction that is for less than all of the Supermarkets) pursuant to the Bidding Procedures Order subject, however, to Buyer’s rights to the Break-Up Fee as provided for in Section 10 hereunder and the Bidding Procedures Order; or

(h)          By Buyer, by written notice to Seller delivered within Five Business Days after Seller has provided written notice to Buyer of the suffering of damage to the Acquired Assets which is in excess of $100,000 occurs prior to the Closing Date; provided, that if damage or casualty to Acquired Assets exceeding $100,000 occurs, Buyer shall have the option in lieu of terminating this Agreement, which option shall be exercisable by Buyer in its sole discretion in writing delivered to Seller not less than one Business Day prior to the Closing, to reduce Total Consideration otherwise payable by Buyer by the amount that such damage or casualty exceeds $100,000.

SECTION 8.2  Effect of Termination; Remedies.

(a)           If this Agreement is terminated pursuant to any of Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(e), Section 8.1(f) and Section 8.1(h), then, within two Business Days after such termination, Seller shall return the Buyer’s Deposit to Buyer.

(b)          If this Agreement is terminated pursuant to Section 8.1(g), then, (i) within two Business Days after such termination, Seller shall return the Buyer’s Deposit to Buyer and (ii) if Seller consummates an Alternative Transaction within 30 days after such termination, Seller also shall pay to Buyer a break-up fee equal to 3% of the Purchase Price (the “Break-Up Fee”), upon the closing of such Alternative Transaction, provided however, that pending payment of the Break-Up Fee Buyer shall be deemed to have an allowed administrative expenses claim for such amounts pursuant to sections 503(a)and(b) and 507(a)(2) of the Bankruptcy Code.

(c)            If this Agreement is terminated pursuant to Section 8.1(d), or otherwise due to Buyer’s breach of this Agreement, then, in addition to any other remedies available to Seller, Seller shall retain the Buyer’s Deposit; and any court order approving this Agreement shall so provide.

(d)            Any payments of the Break-Up Fee under this Section 8.2, shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer. Seller acknowledges that the Break-Up Fee (or any portion thereof) are necessary and appropriate expenses for the administration of its estate, pursuant to sections 503 and 507 of the Bankruptcy Code, and that the Break-Up Fee (or any portion thereof) are allowed administrative expenses against its estate. Notwithstanding the foregoing, the Break-Up Fee shall be payable exclusively and directly from the cash component consideration of the Alternative Transaction, if and when paid. Seller has no obligation to make such payments from any other cash or sources of cash whatsoever..

SECTION 8.3    Remedies. Each party acknowledges that in case of any breach of their covenants or other obligations, the other may suffer immediate and irreparable harm. Accordingly, in case of any such breach, the non-breaching party shall be entitled to obtain damages or other remedies provided in this Agreement and/or such other relief in law or equity as may be granted by the Bankruptcy Court or other court of competent jurisdiction.

ARTICLE 9. SURVIVAL AND INDEMNIFICATION

SECTION 9.1    Non-survival of Seller’s Representations, Warranties and Covenants. None of the representations, warranties and covenants made by Seller in this Agreement will survive the Closing, except that to the extent Seller maintains general liability insurance policies, the Seller shall use its best efforts to have the Buyer named as an additional insured party regarding coverage of the Acquired Assets from the period of time beginning on the Execution Date and ending on the Closing Date.

SECTION 9.2    Survival; Indemnification.

(a)      The representations and warranties of Buyer contained in this Agreement shall survive the Closing until the date that is six (6) months after the Closing Date (the “Survival Period”). Seller shall not have any claim or right of recovery for any Breach of a representation or warranty unless (x) written notice is given by Seller to Buyer of the representation or warranty pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach of the representation or warranty, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.

(b)      Buyer hereby agrees to indemnify and hold Seller and its officers, directors, shareholders, employees, affiliates, attorneys, accountants and agents (collectively, the “Seller Parties”) harmless from, against and in respect of:

(i)
any and all loss suffered or incurred by any of the Seller Parties by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by Buyer contained herein or in any schedule, exhibit, certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

(ii)	any and all loss suffered or incurred by any of the Seller Parties in respect of, in connection with or arising out of any Assumed Liabilities from and after the Closing Date;

(iii)	any and all losses suffered or incurred by any of the Seller Parties arising from Buyer’s use or operation of the Supermarkets or the Acquired Assets from and after the Closing Date;

(iv)
any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(v)
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the transactions contemplated by this Agreement.

ARTICLE 10. BIDDING PROCEDURES

SECTION 10.1 Bidding Procedures.

(a)           Bankruptcy Court Approval. Within five Business Days after the Execution Date, Seller shall prepare and file with the Bankruptcy Court a bidding procedures motion in form and substance reasonably satisfactory to the parties (the “Bidding Procedures Motion”), seeking entry of a bidding procedures order in a form reasonably acceptable to the parties (the “Bidding Procedures Order”). Seller shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Bidding Procedures Order as soon as practicable. The Bidding Procedures Order shall contain, among other provisions, those contained in Section 10.1(b) and, in addition, shall contain additional provisions regarding qualification of bidders, bidding requirements and other matters. Seller shall provide to Buyer copies of any and all pleadings filed in opposition to or in respect of the Bidding Procedures Motion immediately upon their receipt. Seller shall use its best efforts to resolve or oppose, as applicable, any such pleadings. Seller does not object to Buyer’s standing to participate in Bankruptcy Court proceedings in respect to the Bidding Procedures Motion and related matters.

(b)           Other Bids

(i)
Buyer acknowledges that Seller may receive bids (“Bids”) from prospective purchasers (such prospective purchasers who are Qualified Bidders, as defined in the Bidding Procedures and Sale Motion, the “Bidders”) for the sale of all of the Acquired Assets as provided in the Bidding Procedures Order. All Bids shall be subject to bid incentives and protections set forth in this Section 10.1(b) and overbid protections set forth in Section 10.1(c) of this Agreement. The Bidding Procedures Order shall require that all Bids (other than Bids submitted by Buyer) will be submitted with two copies of this Agreement marked to show changes requested by the Bidder.

(ii)      If Seller receives any higher Bids, Seller shall have the right to select, and seek final approval of the Bankruptcy Court for, the highest better Bid or Bids from the Bidders (the “Superior Bid”), which will be determined by considering, among other things, the (A) identity of the Bidder; (B) number, type and nature of any changes to this Agreement requested by the Bidder; (C) extent to which the identity of the Bidder or such modifications are likely to delay closing of the sale of the Acquired Assets and Assumed Liabilities to the Bidder and the cost to Seller of such modifications or delay; (D) form and amount of the total consideration to be received by Seller and its bankruptcy estate; and (E) financial strength of the Bidder. Seller shall provide copies of all Bids to Buyer.

(c)
Overbid Protection. Seller shall seek Bankruptcy Court approval of the following overbid protections: (A) no Bid will be considered by Seller unless it is at least $250,000 more than the sum of the (y) Total Consideration, (z) Break Up Fee; and (B) a provision that Buyer will be credited with, and have added to the aggregate amount of its bid when comparing it to other bids, the amount of the Break-Up Fee that will be earned by Buyer under Section 8.2 if it is not the successful bidder for the Acquired Assets.

SECTION 10.2 Sale Hearing and Entry of Bankruptcy Sale Order. The Seller shall file with the Bankruptcy Court a motion seeking the approval of the sale and transactions contemplated by this Agreement (the “Sale Motion”). The Sale Motion shall seek entry by the Bankruptcy Court of the Bankruptcy Sale Order on or before December 30, 2009.

ARTICLE 11. MISCELLANEOUS

SECTION 11.1 Alternative Transaction. Notwithstanding anything herein to the contrary, Seller may furnish information concerning Seller, the Acquired Assets and the Assumed Liabilities to any Person in connection with a potential Alternative Transaction pursuant to the Bidding Procedures Order, provided that such Person executes and delivers to Seller a confidentiality agreement on substantially the same terms and conditions as contained in the confidentiality agreement executed and delivered to the Seller by the Buyer, and negotiate, enter into and consummate an Alternative Transaction.

SECTION 11.2 Further Assurances. At the request and the sole expense of the requesting party, Buyer or Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Seller, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement.

SECTION 11.3 Successors and Assigns. Buyer shall have the right to assign to any Affiliate or Affiliates (each, an “Assignee”) any of its rights or obligations (including the right to acquire any of the Acquired Assets) and may require any such Assignee to pay all or a portion of the Purchase Price and/or to assume all or a portion of those Assumed Liabilities that are both described in Section 1.3 and relate to the Acquired Assets acquired by the Assignee (“Assignable Liabilities”). In the event of any assignment pursuant to this Section 11.3, Buyer shall not be relieved of any liability or obligation hereunder.

SECTION 11.4 Governing Law: Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code or other applicable federal law. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. In particular, the Bankruptcy Court shall retain original and exclusive jurisdiction over, among other matters, any and all disputes relating to Buyer's claims for indemnification under Section 9.1.

SECTION 11.5 Expenses. Except as otherwise provided in this Agreement, each of the parties shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

SECTION 11.6 Broker’s and Finder’s Fees. Each of the parties represents and warrants that it has not engaged any broker or finder in connection with any of the transactions contemplated by this Agreement.

SECTION 11.7 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of (a) the Execution Date and (b) the date this Agreement was last amended.

SECTION 11.8 Notices. All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below: (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Buyer:	Price Chopper Supermarkets
501 Duanesburg Road
Schenectady, NY 12306
Attn: Vice President Real Estate/Construction
Telecopy No.: (570) 342-4293

With a copy to:	Price Chopper Supermarkets
501 Duanesburg Road
Schenectady, NY 12306
Attn: Legal Department

With a copy to:	Harter Secrest & Emery LLP, Attorneys and Counselors
Twelve Fountain Plaza, Suite 400
Buffalo, NY 14202-2293
Attn: Raymond L. Fink
Telecopy No.: 716.853.1617

If to Seller:	The Penn Traffic Company
P.O. Box 4965
Syracuse, NY 13209
Attention: Barton Coleman
Telecopy No.: (315) 461-2474

With a copy to:	The Penn Traffic Company
P. O. Box 4737
Syracuse, NY 13221
Attention: Daniel Mahoney, General Counsel
Telecopy No.: (315) 461-2532

Any party may change its address or facsimile number for the purpose of this Section 11.8 by giving the other parties written notice of its new address in the manner set forth above.

SECTION 11.9 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. Delivery by facsimile or in a PDF transmission of a counterpart of this Agreement as executed by the party making the delivery shall constitute good and valid execution and delivery of this Agreement for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

BUYER:
PRICE CHOPPER OPERATING CO., INC.

By:
Name:
Title:

SELLER:
THE PENN TRAFFIC COMPANY

By:
Name: Daniel J. Mahoney
Title: Senior Vice President and General Counsel

EXHIBIT A

The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means all accounts receivable and notes receivable owed to the Seller as of the Closing, including unpaid interest on any such accounts receivable and any security or collateral relating thereto.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired Contracts” has the meaning set forth in Section 1.1(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 6.3.

“Alternative Transaction” means a transaction involving a sale, pursuant to a Bankruptcy Court order, of all of the Acquired Assets to a purchaser or purchasers other than Buyer.

“Assignee” has the meaning set forth in Section 11.3.

“Assignable Liabilities” has the meaning set forth in Section 11.3.

“Assumed Liabilities” has the meaning set forth in Section 1.3

“Bankruptcy Case” has the meaning set forth in Recital A.

“Bankruptcy Code” has the meaning set forth in Recital A.

“Bankruptcy Court” has the meaning set forth in Recital A.

“Bankruptcy Rules” has the meaning set forth in Recital C.

“Bankruptcy Sale Order” has the meaning set forth in Recital D.

“Bidders” has the meaning set forth in Section 10.1(b)(i)

“Bidding Procedures Motion” has the meaning set forth in Section 10.1(a)

“Bidding Procedures Order” has the meaning set forth in Section 10.1(a)

“Bids” has the meaning set forth in Section 10.1(b)(i)

i

 “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Break-Up Fee” has the meaning set forth in Section 8.2(b)

 “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York City, New York are authorized by law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Deposit” has the meaning given it in Section 2.2.

“Canton Ground Lease” has the meaning set forth in Schedule 1.1(d).

“Canton Supermarket” has the meaning set forth in Recital B.

 “Canton Supermarket Building” means the building in which Seller operates the Canton Supermarket.

“Cash” means all cash and cash equivalents.

“Claim” means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto, including, without limitation, causes of action arising under chapter 5 of the Bankruptcy Code or similar state statutes.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

 “Code” means the Internal Revenue Code of 1986, as amended

“Consents” has the meaning set forth in Section 4.1(d).

“Contract” means any written contract, agreement, lease or sublease, license or sublicense, instrument, indenture, commitment or undertaking.

“Employee Benefit Plans” means mean each employment, collective bargaining or consulting contract, or each deferred compensation, profit sharing, pension, bonus, stock option, stock purchase or other fringe benefit or compensation contract, commitment, arrangement or plan (whether written or oral) for persons who are employed at any of the Supermarkets, including each plan as defined in Sections 3(3) or 3(37)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller has established or maintained, or under which Seller has an obligation to make contributions or to pay benefits for the benefit of persons employed at the Supermarkets who are, were or will become entitled to such benefits in accordance with the terms of such Employee Benefit Plan as employees, former employees, retirees, directors or independent contractors (or their dependents, spouses or beneficiaries) of Seller or its predecessor in interest or any employer which would constitute an ERISA affiliate.

“ERISA” has the meaning set forth in the definition of Employee Benefit Plans.

"ERISA Affiliate" includes all employers (whether or not incorporated) which by reason of common control are treated together with Seller as a single employer within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Execution Date” has the meaning set forth in the Preamble.

“Gouverneur Parking Lot Lease” has the meaning set forth in Schedule 1.1(d).

“Gouverneur Supermarket” has the meaning set forth in Recital B.

“Gouverneur Supermarket Land and Building” means the real property and improvements thereon on which and in which Seller operates the Gouverneur Supermarket, the legal description of which is attached as Exhibit B.

“Government” means any agency, division, subdivision or governmental or regulatory authority or any adjudicatory body thereof, of the United States, or any state thereof.

“HIPPA” has the meaning set forth in Section 4.2(g).

“HIPPA Regulations” has the meaning set forth in Section 4.2(g).

“Intellectual Property” means any and all patents, patent applications, trademarks, service marks, trade names, trade dress rights, internet domain names, trade secrets and copyrights; foreign equivalent or counterpart rights having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing.

 “Inventory” means all inventory located in the Supermarkets.

“Knowledge of Buyer” or any other similar term or knowledge qualification means the actual knowledge of Price Chopper Operating Co., Inc., after due inquiry.

“Knowledge of Seller” or any other similar term or knowledge qualification means the actual knowledge of The Penn Traffic Company, after due inquiry.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (judicial, statutory or other), conditional sale agreement, claim or liability.

“Massena Lease” has the meaning set forth in Schedule 1.1(d).

“Massena Supermarket” has the meaning set forth in Recital B.

“Monro Muffler Lease” has the meaning set forth in Schedule 1.1(d).

“Motion Date” means the date on which the Bidding Procedures and Sale Motion is filed with the Bankruptcy Court.

“NY WARN Act” means the New York State Worker Adjustment and Retraining Notification Act.

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(i)            is consistent in nature, scope and magnitude with the past practices of such Person, recognizing that the Seller has filed the Bankruptcy Case, and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)            does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, including prior approval of the Bankruptcy Court; and

(iii)            is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person, recognizing that the Seller has filed the Bankruptcy cases and may be conducting going out of business sales or otherwise liquidating its inventory (other than the Pharmacy Inventory) at the Supermarkets.

“Orders” means the Bankruptcy Sale Order and the Bidding Procedures Order.

“Owned Machinery and Equipment” has the meaning set forth in Section 1.1(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Petition Date” has the meaning set forth in Recital A.

“Pharmacy” has the meaning set forth in Recital B.

“Pharmacy Inventory” means, with respect to the Pharmacy, the entire inventory of saleable legend drug products located in the Pharmacy on the Closing Date.

“Pharmacy Records” means, with respect to the Pharmacy, all prescription files, prescription records and patient refill history, with the exception of signature capture logs, as of the Closing Date.

“Potsdam Lease” has the meaning set forth in Schedule 1.1(d).

“Potsdam Supermarket” has the meaning set forth in Recital B.

“Purchase Price” has the meaning set forth in Section 2.1.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Sale Motion” has the meaning set forth in Section 10.2.

“Secured Creditors” means General Electric Capital Corporation and Kimco Capital Corp.

“Seller” has the meaning set forth in the Preamble.

“Seller Parties” has the meaning set forth in Section 9.2(b).

“Superior Bid” has the meaning set forth in Section 10.1(b)(ii).

“Supermarkets” has the meaning set forth in Recital B.

“Survival Period” has the meaning set forth in Section 9.2(a).

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, whether payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), which taxes shall include all income taxes, payroll and employee withholding unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Termination Date” has the meaning set forth in Section 8.1(b)

“Total Consideration” has the meaning set forth in Section 2.1.

“Transaction Taxes” has the meaning set forth in Section 6.1.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

Exhibit B

[legal description of Gouverneur property]

Schedule 1.1(a)

See Attached

Schedule 1.1(d)

1.           Lease dated April 25, 1994 between Massena HHSC, Inc. and Seller (the “Massena Lease”)

2.           Lease Agreement dated January 30, 1991 between Potsdam Associates and Seller (the “Potsdam Lease”)

3.           Ground Lease Agreement dated March 19, 1991 between K & B Development of Canton, Inc. and Seller (the “Canton Ground Lease”)

4.           Lease dated August 31,1998 between Seller and Monroe Muffler Brake, Inc. (the “Monro Muffler Lease”)

5.           Lease Agreement dated May 22, 1978 between William H. Widener, Mary M. Widener and Seller (the “Gouverneur Parking Lot Lease”)

Schedule 1.2(e)

Schedule 4.1(d)

1.	Bankruptcy Court

2.	General Electric Capital Corporation

3.	Kimco Capital Corp.